EXHIBIT 2.1

REORGANIZATION AGREEMENT

DATED AS OF

December 21, 2015

BY AND BETWEEN

HELIX OPPORTUNITIES, LLC

AND ITS MEMBERS

AND

HELIX TCS, INC.

REORGANIZATION

AGREEMENT

This AGREEMENT, dated as of December 21, 2015 (the "Agreement"), is by and between Helix Opportunities, LLC "(TSCLLC"), a Delaware Limited Liability Company, the TCSLLC Members ("Members") and Helix TCS, Inc. a Delaware corporation ("Acquiror")

WHEREAS, the Manager of TCSLLC has approved this Agreement, as well as its Members (the "Agreement");

WHEREAS, the Board of Directors of Helix TCS, Inc. has approved this agreement as being in the best interest of its shareholders.

WHEREAS, the parties wish to accomplish a tax free reorganization pursuant to Section 368, of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the foregoing and to document the respective intentions, representations, warranties, covenants and agreements by and between the undersigned, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I
THE EXCHANGE CONSIDERATION

SECTION 1.01            Consideration. The exchange consideration deliverable at Closing  between the parties is as follows:

In consideration for the exchange by TCSLLC Members to ACQUIROR, constituting 100% of the interests in TCSLLC, which owns 100% of Security Consultants Group, LLC which holds certain Contracts ("Contracts"), listed on Exhibit A hereto, and TCSLLC also owns all of the issued and outstanding common stock of Boss Security Solutions, Inc., a licensed Colorado guard service. Acquiror shall issue to the Members of TCSLLC, pro rata to their member interests, a total of 1,000,000 shares of Class A Preferred Stock (Super Majority Voting and always converting to 60% of common stock) in the form attached as Exhibit A and 20 million shares of restricted common stock, fully paid and non-assessable, to those entities and persons listed on Exhibit B.

SECTION 1.02            Effective Date of the Reorganization

The Reorganization shall become effective upon the delivery of the Exchange Agreement (Exhibit C) duly executed by the TCSLLC Members, to Acquiror, however, for accounting purposes the effective date shall be October 1, 2015.

ARTICLE II

TITLE

SECTION 2.01            Title

TCSLLC and the Members warrant and represent that when delivered hereunder, the interests of TCSLLC exchanged, shall be free and clear of all liens and encumbrances, and the conveyance of the interests of TCSLLC , will not trigger a default or be an event of default as to any other business aspect or matter pertaining to TCSLLC.

ARTICLE III

CLOSING

SECTION 3.01            Closing

The closing of the Reorganization (the "Closing") shall take place as soon as reasonably practicable at the offices of Acquiror on or before 5 PM local time on December 21, 2015 at such time and place as may be agreed by the parties hereto (the date of such Closing being referred to herein as the "Closing Date") at which time the Exchange Agreements and the consideration identified in Section 1.01 shall be delivered.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCSLLC

AND ITS MEMBERS

Except as set forth in the applicable section of any disclosure schedule delivered by TCSLLC or the Members to Acquiror prior to the execution of this Agreement (the "TCSLLC" Disclosure Schedule"), TCSLLC and the Members represents and warrants to Acquiror as follows:

SECTION 4.01            Organization of TCSLLC; Authority

a) TCSLLC is an entity duly organized, validly existing, and in good standing under the laws of the State of Delaware.  TCSLLC has all requisite corporate power and corporate authority to enter into the transaction documents to which it is a party ("Transaction Documents"), to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties, and to conduct its business.  The execution, delivery, and performance by TCSLLC of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TCSLLC, including, without limitation, the approval of the Members of TCSLLC.  The Transaction Documents have been duly executed and delivered and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of TCSLLC, enforceable against TCSLLC in accordance with their terms.  TCSLLC's sole shareholder consents hereby to this transaction and Assignment of Contracts.

b) The Members have full authority to Exchange their Interest in TCSLLC to acquirer, free and clear of any liens, encumbrances, or preferential rights under the TCSLLC Operating Agreement

SECTION 4.02            No Violation; Consents and Approvals

The execution and delivery by TCSLLC and its Members of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and TCSLLC's compliance and performance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of TCSLLC (b) any Law applicable to TCSLLC or the property or assets of TCSLLC, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien upon any of the properties of TCSLLC under any contract to which TCSLLC is a party or by which TCSLLC or any assets of TCSLLC may be bound.  No governmental approval is required to be obtained or made by or with respect to TCSLLC in connection with the execution and delivery of this Agreement or the consummation by TCSLLC of the transactions contemplated hereby.

SECTION 4.03            Litigation; Compliance with Laws

(a)                There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of TCSLLC, threatened against, relating to or affecting TCSLLC, its business or its assets that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby or TCSLLC's operation of its business after Closing.  TCSLLC is not in default under any order, license, regulation or demand of any federal, state, or local court or other governmental agency with respect to any order, writ, injunction, or decree of any court or such agency.

(b)               TCSLLC has complied with, and is in compliance in all material respects with, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to TCSLLC, the operation of its business, and its assets (individually, a "Law" and collectively, "Laws").  TCSLLC has received no notice from any federal, state, or local court, agency, organization, or political subdivision (each, a "Governmental Entity") or other person of any violation of any Law.  TCSLLC has obtained and holds all required permits, licenses, certificates of authority, orders, and approvals (collectively, "Licenses") of, and has made all filings, applications and registrations with, federal, state, local, or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted and the absence of which would have an adverse effect on such business.  All such Licenses are in full force and effect and current.  To the knowledge of TCSLLC, no suspension or cancellation of License is threatened, no violations are or have been recorded in respect of any such License, and no proceeding is pending, or, to the knowledge of "TCSLLC", threatened to revoke or limit any such License.

SECTION 4.05            No Brokers or Finders

Neither TCSLLC nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, consulting fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for TCSLLC, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees TCSLLC would be required to pay.

SECTION 4.06            Debts or Liabilities

            Except as listed on Schedule 4.06, there are no debts or liabilities of TCSLLC, whatsoever.

SECTION 4.07            Contracts of TCSLLC

            The Current contracts of the entities owned by TCSLLC are listed on Exhibit A.

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01            Public Announcements and Notice

            Upon closing, TCSLLC hereby approves a news release announcing this Agreement generally.  TCSLLC grants Acquiror the right to give Notice, in writing, to all of the customers under the Contracts assigned to Acquiror, and of Acquiror's assumption of the contract.

SECTION 5.02            Employee Matters

            There are no uninsured employee related claims, for compensation, taxes, liability insurance, retirement, workers compensation whatsoever, incurred or accrued related to any of the operations of TCSLLC, Security Consultants Group, LLC, or Boss Security Solutions, Inc..

ARTICLE VI
CONDITIONS OF THE CLOSING

SECTION 6.01

 (a)       Deliveries.  TCSLLC shall deliver to Acquiror, duly executed Exchange Agreements for the outstanding interests of TCSLLC, executed by each Interest Holder of TCSLLC, listed in Exhibit B.

At the time of the Assignment, Acquiror shall deliver the share consideration to TCSLLC.

(b)        Debt Representation. TCSLLC represents that no debt or liability exists of TCSLLC relating to any assets, assigned Contract, or Security Consultants Group, LLC or Boss Security Solutions, Inc. except the obligation to perform thereunder as of the closing date, and certain future payments under the prior purchase contracts with Andrew Jason Ross, as shown on Schedule 6.01(b), which Acquiror assumes.

ARTICLE VII
TERMINATION

SECTION 7.01            Termination

This Agreement may be terminated at any time prior to closing, by TCSLLC or  Acquiror  as set forth below:

(a)        by mutual consent of the manager of TCSLLC, and all of its Members and the Board of Directors of ACQUIROR ; or

(b)        by TCSLLC, and all of its Members or ACQUIROR, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree, or injunction or taken any other action restraining, enjoining, or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and non-appealable.

SECTION 7.02            Effects of Termination

In the event of any termination of this Agreement as provided in Section 7.01 of this Agreement, this Agreement shall forthwith become wholly void and of no further force and effect, provided that nothing herein shall relieve any party from liability for breaches of this Agreement prior to its termination.

SECTION 7.03            Fees, Costs and Expenses

Whether or not the Transaction is consummated, all legal costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost and expense.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

POST-CLOSING CONDITIONS AND COVENANTS

SECTION 8.01            Survival of Representations and Warranties

The covenants, agreements, obligations, representations and warranties of the parties set forth in this Agreement shall survive the Closing.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01            Notices

Any notice or communication required or permitted by this Agreement shall be given in writing and addressed as follows:

If to Acquiror to:	HELIX TCS, INC.
5300 DTC Parkway, STE 220
Greenwood Village, CO 80111

If to TCSLLC:	HELIX OPPORTUNITIES, LLC
P.O. Box 264
Kulpsville, PA 19443

If to Members: (Pursuant to Exhibit B)

Notices shall be served personally, by overnight express mail service by a nationally recognized courier, or by first-class, certified mail, return receipt requested, postage pre-paid.  If sent personally, notice shall be deemed delivered upon receipt.  If sent by overnight express mail service, notice shall be deemed delivered 24 hours after delivery into the possession and control of the courier.  If sent by first-class, certified mail, return receipt requested, notice shall be deemed delivered the earlier of seventy-two (72) hours after mailing or the date on the return receipt, a refusal being deemed a delivery on the date of refusal.  If the party to whom any such notice is sent has relocated without leaving a forwarding address, then the notice shall be deemed delivered on the date the notice-receipt is returned stating that the same was undeliverable at such address.  Any party may give notification to the other party in any manner described above for change of address for the sending of notices.

SECTION 9.02            Amendment; Waiver

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of all of the parties hereto.

SECTION 9.03            Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, legal and personal representatives, successors and assigns; provided, that no party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 9.04            Governing Law

This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to principles of conflict of laws.

SECTION 9.05            Mediation / Arbitration

(a)        In the event that a dispute should arise under this Agreement, the dispute shall be submitted to mediation under the Uniform Mediation Act (even if said Act has not been adopted in the State of Delaware.  Upon written notice by one party to the other of a dispute for mediation, seven (7) days shall be provided for the answer, including an indication of the answering party's willingness to move forward with mediation.  In the event said answering party is NOT willing to mediate the identified dispute, the matter shall be moved forward to arbitration as set forth below.  All costs of mediation shall be equally borne by the parties hereto.

(b)        In the event that one or both parties determine that Mediation of an identified dispute is unacceptable, the dispute shall be settled by binding arbitration conducted in Denver, Delaware in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, modified as follows: The party seeking arbitration shall submit to the other party a statement of the issues(s) to be arbitrated and shall designate such party's nominated arbitrator.  The responding party shall respond with any additional or counter statement of the issue(s) to be arbitrated and shall designate the responding party's arbitrator within fourteen (14) days after receipt of the initial notice of arbitration.  The two (2) arbitrators thus nominated shall proceed promptly to select a third arbitrator, who will conduct the arbitration hearing as promptly as the circumstances allow, and within a schedule set forth to both parties not less than 30 days following appointment unless a shorter time is agreed in writing by both parties hereto, and shall render a decision in writing.  Any decision rendered in any arbitration shall be accepted by the parties as final and binding, and shall be controlled by the United States Arbitration Act, 9 U.S.C. §1, et seq.  Any judgment awarded may be entered and recorded in any court of competent jurisdiction.  The arbitration panel shall have no authority to make any ruling, finding or award that does not conform to applicable law.  The arbitrator shall have authority to award costs and attorney fees to the prevailing party in accordance with the merits and good faith position asserted by the parties.

SECTION 9.06            Consent to Jurisdiction

Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of Delaware or any federal court sitting in Delaware for purposes of any suit, action, or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts).  Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Delaware and on the parties designated in Section 9.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 9.07            Counterparts; Effectiveness

(a)        This Agreement may be signed and transmitted by facsimile machine or by electronic mail.  The signature of any person on a facsimile/electronically transmitted copy hereof shall be considered an original signature, and a facsimile/electronically transmitted copy hereof shall have the same binding effect as an original signature on an original document.  At the request of any party hereto, any facsimile/electronic copy of this Agreement shall be re-executed in original form.  No party hereto may raise the use of a facsimile machine or computer, or the fact that any signature was transmitted through the use of a facsimile machine or electronically as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this paragraph.

(b)        The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c)        This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.08            Entire Agreement; No Third Party Beneficiaries; Rights of Ownership

Except as expressly provided herein, this Agreement (including the Exhibits, documents, and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Except as expressly provided herein, this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

SECTION 9.09            Headings

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 9.10            No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.11            Severability

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

SECTION 9.12            Attorneys Fees

In the event it becomes necessary for any party to employ legal counsel or to bring an action at law, in equity or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be awarded its costs and reasonable attorneys' fees from the non-prevailing party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Reorganization and Purchase Agreement to be duly executed as of the day and year first above written.

HELIX OPPORTUNITIES, LLC
A Delaware Limited Liability Company

by: /s/ Scott Ogur
Manager

HELIX TCS, INC.
A Delaware Corporation

by: /s/ Zachary L. Venegas
CEO

MEMBERS
/s/ Scott Ogur

 Exhibit A

List of Contracts of TCSLLC

Contracts:

 1. Altitude Wellness Center LLC/Natures Herb and Wellness DTC

 2. Mile High Medical, LLC

 3. MMJ America, Inc.

 4. Oasis Wellness Center, LLC

 5. Pike Peak Sales and Supply  dba Crown Cannabis

 6. Pueblo West Organics

 7. Purehana/LiveFree & evolab

 8. REVTEC LLC

 9. RJJ Santa Fe LLC/Native Roots

 10. Garden Greens, LLC11. Universal Herbs

Exhibit B

List of Members of Helix Opportunities, LLC

Zachary Venegas	50%
Scott Ogur	50%

Exhibit C

Schedule 4.06

Debts and Liabilities of TCSLLC

None

Schedule 6.01(b)

Debts and Liabilities of TCSLLC, Security Consultants Group, LLC, or Boss Security Solutions, Inc.

$30,000 payment to Andrew Ross